EXHIBIT 99.1

NEWS RELEASE

For immediate release

Navient announces successful resolution of legal matters with state attorneys general

WILMINGTON, Del., Jan. 13, 2022—Navient (Nasdaq: NAVI), a leading provider of education loan management and business processing solutions, announced today that it has reached agreements with state attorneys general to resolve their previously disclosed multistate litigation and investigations.

In the agreements, Navient expressly denies violating any law, including consumer-protection laws, or causing borrower harm. Navient also has agreed to maintain servicing practices that support borrower success.

“The company’s decision to resolve these matters, which were based on unfounded claims, allows us to avoid the additional burden, expense, time and distraction to prevail in court,” said Navient’s Chief Legal Officer Mark Heleen. “Navient is and has been continually focused on helping student loan borrowers understand and select the right payment options to fit their needs. In fact, we’ve driven up income-driven repayment plan enrollment and driven down default rates, and every year, hundreds of thousands of borrowers we support successfully pay off their student loans.”

Navient will cancel loan balances of approximately 66,000 borrowers with certain qualifying private education loans that were originated largely between 2002 and 2010 and later defaulted and charged off. Navient will notify the affected borrowers and co-borrowers shortly after the agreements receive final court approvals.

In addition, the company will make a one-time payment of approximately $145 million to the states. A portion of that payment will reimburse the states for their costs with the remaining funds to be used by the states to provide payments to certain student loan borrowers as determined by the states. Navient estimates that these costs are substantially lower than the expected costs of ongoing state-by-state litigation and investigations.

For more information, please see Frequently Asked Questions posted at navient.com/legalfacts.

About Navient

Navient (Nasdaq: NAVI) is a leading provider of education loan management and business processing solutions for education, healthcare, and government clients at the federal, state, and local levels. We help our clients and millions of Americans achieve success through technology-enabled financing, services, and support. Learn more at Navient.com.

Contact:

Media: Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investor: Nathan Rutledge, 703-984-6801, nathan.rutledge@navient.com

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